Exhibit 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of October 13, 2004 (the “Amendment Date”), by and between Jeffrey Peterson (“Peterson”) and Quepasa Corporation, a Nevada corporation (the “Company”). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

WHEREAS, the Company and Peterson entered into a certain Employment Agreement dated August 26, 2003 (the “Agreement”) and;

WHEREAS, the Company and Peterson now wish to amend the Employment Agreement as set forth below.

The Company and Peterson hereby agree that Section 1, 3 and 4 of the Employment Agreement are hereby deleted and replaced with the following:

1. The Company hereby employs Peterson and Peterson hereby accepts employment with the Company as its Chief Executive Officer upon the terms and conditions hereinafter set forth.

3. This Agreement and Peterson’s employment shall be declared effective as of the 1st day of October, 2004, (the “Effective Date”) and shall continue for a term of one year unless terminated earlier in accordance with this Agreement. The term of this Agreement may be extended by agreement of the Company and Peterson.

4. As compensation for the services rendered to the Company under this Agreement commencing on October 1, 2004; Peterson will be paid a base salary of One Dollar ($1) per annum payable in accordance with the then current payroll policies of the Company or as otherwise agreed to by the parties (“the Salary”). At any time and from time to time, bonus payments may be made to Peterson at the sole discretion of the Board of Directors of the Company.

Except as set forth above, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Employment Agreement as of the day and year first above written.

THE COMPANY:
Quepasa Corporation,
A Nevada corporation

By:
Fernando Ascencio, President

Peterson:

Jeffrey Peterson